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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Eco Soil Systems, Inc.'s 1992 Stock Option Plan, The Amended and Restated 1998 Stock Option Plan of Eco Soil Systems, Inc., The 1999 Equity Participation Plan of Eco Soil Systems, Inc., The 1999 New Hire Stock Option Plan of Eco Soil, Options Granted Pursuant to Non-Statutory Stock Option Agreements, of our report dated March 9, 1999, except for Note 4 and Note 8, as to which the date is March 31, 1999, with respect to the consolidated financial statements and schedule of Eco Soil Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

San Diego, California
February 9, 2000